Exhibit 35.1

EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

FIA Card Services, National Association

BA Credit Card Trust

The undersigned, a duly authorized officer of FIA Card Services, National Association (formerly known as MBNA America Bank, National Association) (the “Bank”), as Servicer pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of June 10, 2006 (as amended from time to time, the “Pooling and Servicing Agreement”) by and between the Bank and The Bank of New York, as trustee (the “Trustee”), as supplemented by the Amended and Restated Series 2001-D Supplement dated as of June 10, 2006 (as amended from time to time, the “Supplement”) by and between the Bank and the Trustee, and the Amended and Restated Indenture dated as of June 10, 2006 (the “Indenture”) by and between BA Credit Card Trust and The Bank of New York, as indenture trustee, does hereby certify that:

1.	The Bank is Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement and the Supplement to execute and deliver this Certificate to the Trustee.

3.	This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement and Section 23 of the Supplement.

4.	A review of the Servicer’s activities during the twelve-month period ended June 30, 2006 and of its performance under the Pooling and Servicing Agreement, the Supplement and the Indenture has been made under my supervision.

5.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement, the Supplement and the Indenture in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of September 2006.

By:	/s/ Marcie Copson-Hall
Name:	Marcie Copson-Hall
Title:	Senior Vice President